EXHIBIT (14)(b)




INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in the Registration Statement on Form N-14 of the Eaton Vance Mutual Funds Trust of our report for Eaton Vance Tax-Managed Multi-Cap Opportunity Fund (a series of Eaton Vance Mutual Funds Trust and formerly Eaton Vance Tax-Managed Capital Appreciation Fund) dated December 7, 2001 in the Prospectus and Information Statement which constitutes part of this Registration Statement.

We consent to the use in the Registration Statement on Form N-14 of the Eaton Vance Mutual Funds Trust of our report dated December 7, 2001 relating to the financial highlights appearing elsewhere in the Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus and Information Statement.


/s/ Deloitte & Touche LLP

Boston, Massachusetts
July 30, 2002